Exhibit 10.2

EXECUTION VERSION

ANHUI MEINENG STORE ENERGY CO., LTD.

ZBB POWERSAV HOLDINGS LIMITED

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2014 (the “Effective Date”), by and between ANHUI MEINENG STORE ENERGY CO., LTD., a Chinese limited liability company (the “Company”) and ZBB POWERSAV HOLDINGS LIMITED, a Hong Kong limited liability company (“Hong Kong Holdco”).  The Company and Hong Kong Holdco are referred to collectively herein as the “Parties” and individually as a “Party”.

STATEMENT OF PURPOSE

The Company was formed for the purposes of (i) sourcing, marketing and distributing (A) certain product families of ZBB Energy Corporation, an affiliate of Hong Kong Holdco (the “ZBB Products”) and (B) certain new products that may be developed by the Company, which incorporate, in whole or in part, the ZBB Products (the “Company Products”, collectively with the ZBB Products, the “Products”); (ii) integrating the Products into other technologies and (iii) rendering certain services in support of such Products.

In order to enable the Company to accomplish its objectives and strategies as set forth in the Company Documents (as defined below), the Company engaged Hong Kong Holdco to provide certain administrative and management services to the Company (the “Management Services”) pursuant to an existing Management Services Agreement, dated November 11, 2011 (the “Existing Agreement”).  Such Management Services were to be performed in accordance with directives of the Board of Directors of the Company (the “Board”) and as otherwise set forth in the Existing Agreement.

The Parties desire to amend and restate the Existing Agreement in accordance with Section 9.6 thereof, in order to, amongst other things, amend certain terms related to the Management Fee (as defined herein), all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the aforesaid Statement of Purpose, the mutual terms, provisions, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS.

1.1 Certain Definitions.  For purposes of this Agreement, the following capitalized terms have the respective meanings set forth below:

“Business Day” means a day on which commercial banks in Shanghai, China generally are open to conduct their regular banking business.

“Business Plans” means, collectively, the (i) the initial business plan of the Company, covering the period running from the Effective Date through the end of the fifth full Fiscal Year after the Effective Date, as agreed upon by the JV Investors and adopted by the Board and (ii) any subsequent business plan of the Company, as approved by the Board pursuant to the terms of the JV Agreement, and in effect from time to time.

 “Operational Break-Even” means positive earnings attained, reported, and audited per the terms of the JV Agreement before interest and taxes, and excluding the accounting of the Management Fee for the quarter.

“China Accounting Principles” means generally accepted accounting principles (“GAAP”) in the People’s Republic of China (or any other country which the JV Investors may agree to in writing) as set forth in pronouncements of the Chinese Institute of Certified Public Accountants, as consistently applied.

“Company Documents” means this Agreement, the JV Agreement, the Business Plans, the License Agreement, the R&D Agreement and the Articles of Association of the Company, as amended from time to time.  To the extent that Hong Kong Holdco is not a party to any of the aforesaid documents, Hong Kong Holdco has been provided with a copy of the same.

“Intellectual Property Rights” or “IPR” means all intellectual property and proprietary rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including: (i) trade secrets, trademarks, service marks, copyrights (including all other literary and author rights), patents, inventions, designs, logos and trade dress, moral rights, mask works, rights of personality, publicity and privacy, rights in customer information and rights (if any) in domain names; (ii) any application or right to apply for any of the rights referred to in clause (i); (iii) all renewals, reissues, extensions, divisions, continuations, continuations in part, future equivalents and restorations thereof, now or hereafter in force and effect and (iv) all rights or causes of action for infringement or misappropriation of any of the foregoing, including the right to collect and retain damages from those causes of action.

“JV Agreement” means that certain Joint Venture Agreement of the Company, of even date herewith, by and between (i) Hong Kong Holdco and (ii) Anhui Xindong Investment Management Co. Ltd., a Chinese limited liability company, each of which is a “JV Investor”.

“License Agreement” means that certain License Agreement, of even date herewith, by and between (i) Hong Kong Holdco and (ii) the Company.

“Net Sales” means (i) the total gross price (A) for all Products (exclusive of products sold directly to ZBB Energy) sold by or through the Company and (B) for all Services rendered by or through the Company in support of the same, during the applicable period reduced by (ii) sales and use taxes, deposit fees and any refunds, discounts, rebates or allowances made by the Company contemporaneously with the same.

“R&D Agreement” means that certain Research and Development Agreement, of even date herewith, by and between (i) ZBB Energy Corporation, a Wisconsin corporation (“ZBB Energy”) and (ii) the Company.

“Related Agreements” means (i) the JV Agreement, (ii) the License Agreement and (iii) the R&D Agreement.

“U.S. Accounting Principles” means generally accepted accounting principles (“GAAP”) in the United States (or any other country which the JV Investors may agree to in writing) as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, as consistently applied.

1.2 Other Definitions.  Terms not otherwise defined, but used, herein that are defined in any Related Agreement shall have the same meaning as in such Related Agreement when used in this Agreement, unless the context otherwise requires.

2. DUTIES AND RESPONSIBILITIES OF HONG KONG HOLDCO.

2.1 Generally.  During the term of this Agreement, Hong Kong Holdco will provide to the Company the Management Services that are set forth on Exhibit A hereto (which may be amended from time to time by the parties in writing), all in accordance with the Business Plans and subject at all times to (i) all applicable provisions of the Company Documents and (ii) the other terms and conditions set forth herein.

2.2 Personnel; Other Resources.

(a) Hong Kong Holdco shall employ personnel sufficient in numbers and expertise to carry out the Management Services.  Subject to the approval of the Board, Hong Kong Holdco may engage such services of accountants, legal counsel and other third-party service providers as may be required to carry out the Management Services, or as may otherwise be reasonably requested by the Company from time to time.  All such persons shall not be subject to the discretion or control of the Company for any purpose and shall remain at all times employees of, or contractors to, Hong Kong Holdco (such employees and contractors collectively referred to as “Hong Kong Holdco Personnel”).

(b) Hong Kong Holdco is solely responsible for Hong Kong Holdco Personnel, and shall have full responsibility and authority for decisions regarding termination of Hong Kong Holdco Personnel.  Hong Kong Holdco shall: (i) pay when due all costs and expenses of Hong Kong Holdco Personnel providing services pursuant to this Agreement; (ii) process all payrolls for Hong Kong Holdco Personnel who are its employees and are providing services pursuant to this Agreement and (iii) shall pay for, and administer, all fringe benefit programs for which such Hong Kong Holdco Personnel may be eligible.  Upon reasonable request by the Board, Hong Kong Holdco shall provide the Company with evidence that all such payments have been made.

2.3 Specific Restrictions and Limitations.

(a) Hong Kong Holdco shall use commercially reasonable efforts to (i) carry out the Management Services (and any other duties and responsibilities set forth herein), in such a manner as to comply with provisions of the Company Documents of which it is aware and to ensure the Company’s compliance with the same and (ii) take no action which would be materially inconsistent with or constitute a breach of the same.

(b) Hong Kong Holdco shall refrain from engaging in, causing the Company to engage in, or recommending to the Company participation in any activities that would (i) be in conflict with the Company Documents or (ii) be in material violation of (A) any applicable laws, rules or regulations or (B) the policies, requirements and restrictions to which the Company itself is subject by way of agreement, applicable law or otherwise and of which Hong Kong Holdco has been informed and agrees.

(c) Hong Kong Holdco shall (i) maintain accurate accounting and reporting systems, books and records relating to the Management Services performed by Hong Kong Holdco in accordance with the U.S. Accounting Principles and (ii) make such books and records accessible for reasonable inspection by the Board at any time during ordinary business hours.

3. COMPENSATION.

3.1 Reimbursement of Expenses.  The Company will reimburse Hong Kong Holdco, on a dollar-for-dollar basis, for out-of-pocket expenses incurred by Hong Kong Holdco in preparing to render, and rendering, the Management Services (including the reasonable travel expenses of Hong Kong Holdco Personnel) within fifteen (15) days of Hong Kong Holdco’s submission to the Company of statements of account in sufficient detail to evidence the same and the consistency of such expenses with the Business Plans or any other applicable requests of the Board.

3.2 Management Fee.  Beginning on the first day of the first quarter in which the Company achieves Operational Break-even  (the “Trigger Date”) and ending on the earlier of (1) the Company’s concluding an initial public offering on a nationally recognized securities exchange (“IPO”) or (2) the eight year anniversary of the Trigger Date, the Company will pay to Hong Kong Holdco a quarterly management fee (the “Management Fee”) in arrears within fifteen (15) days following the last day of each Fiscal Year quarter of the Company then ending, or ratable part thereof (September 30, December 31, March 31, and June 30).  The Management Fee shall be determined as follows:

(a) During the first five (5) years immediately following the Trigger Date, the Management Fee will be equal to five percent (5%) of the Company’s Net Sales during a subject fiscal quarter.

(b) Thereafter, the Management Fee will be equal to  three percent (3%) of the Company’s Net Sales during a subject fiscal quarter.

3.3 Taxes.  All taxes, duties or fees of any nature whatsoever levied by any government authority on or pertaining specifically to the Management Services are to be borne and paid by Hong Kong Holdco.

3.4 Currency  The Parties acknowledge that the Management Fee, and any reimbursements pursuant to Section 3.1, will be paid by the Company to Hong Kong Holdco in U.S. Dollars.  For purposes of calculating the amounts payable to Hong Kong Holdco hereunder, the Parties shall use the applicable exchange rate in effect as of the last day of the subject fiscal quarter (as published in The Wall Street Journal, Asia Edition) when converting invoices denominated in currency other than U.S. Dollars.

4. TERM AND TERMINATION.

4.1 Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect until the termination of this Agreement by either Party as set forth below.

4.2 Termination for Cause.  Either Party may terminate this Agreement for an uncured Cause (as defined below) upon at least ninety (90) days prior written notice to the other Party.  If the subject Cause is not cured within such ninety (90) day period, then the Party providing notice may terminate this Agreement.  “Cause” means the material breach or default of the Party in the performance of the terms of this Agreement.

4.3 Termination for Bankruptcy.  If a Party is declared bankrupt or insolvent by a court of competent jurisdiction, or is dissolved or liquidated due to adverse financial conditions, the other Party may terminate this Agreement upon at least thirty (30) days prior written notice to such Party.

4.4 Termination of the JV Agreement.  If the JV Agreement is terminated in accordance with the terms thereof, this Agreement shall automatically terminate without any further action by the Parties.

5. EFFECTS OF TERMINATION.

The provisions of this Agreement required to survive the termination of this Agreement to carry out their full intent and purposes, including Sections 3 (to the extent of earned but unpaid compensation), 6, 7 and 8 shall survive termination of this Agreement either for the duration set forth in the applicable Section or, if no duration is specified, indefinitely.

6. CONFIDENTIALITY.

Each Party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information, technology, materials and know-how of the other Party (“Disclosing Party”) disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement that is either designated as proprietary and/or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided, that each Party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business.  Neither Party may use any Confidential Information with respect to which it is the Receiving Party for any purpose other than to carry out the activities contemplated by this Agreement.  Each Party agrees to use commercially reasonable efforts to protect Confidential Information of the other Party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature.  Each Party will also notify the other promptly in writing if such Party learns of any unauthorized use or disclosure of any Confidential Information that it has received from the other Party, and will cooperate in good faith to remedy the occurrence to the extent reasonably possible.  The restrictions set forth in this Section do not apply to any information that: (a) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other Party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make the disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in that event, only to the extent required to be disclosed, and provided that the Disclosing Party is given the opportunity to review and redact the Agreement prior to disclosure); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other Party.  Upon request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all materials, in any medium, that contain or reveal all or any part of any Confidential Information of the Disclosing Party.  Each Party acknowledges that breach of this provision by it would result in irreparable harm to the other Party, for which money damages would be an insufficient remedy, and therefore that the other Party will be entitled to seek injunctive relief to enforce the provisions of this Section.

7. OWNERSHIP; INTELLECTUAL PROPERTY RIGHTS.

The Company acknowledges and agrees that any Intellectual Property Rights developed by Hong Kong Holdco in connection with the rendering of the Management Services belongs solely to Hong Kong Holdco.  The Company hereby assigns all right, title and interest in and to such intellectual property, including all IPR, to Hong Kong Holdco.

8. GOVERNING LAW; DISPUTE RESOLUTION.

8.1 Governing Law.  The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

8.2 Discussions and Arbitration.  The Parties will discuss and finally settle all disputes between them arising out of this Agreement (including with respect to this Section 8), in accordance with the Domestic Arbitration Rules of Hong Kong International Arbitration Centre.  The Company shall at all times maintain authorized agents in each of the United States and Wuhu City, AnHui Province, the People’s Republic of China to receive, for and on its behalf, service of any summons, complaint or other legal process.

9. MISCELLANEOUS PROVISIONS.

9.1 Language; Notices and Other Communications.  English shall be the language of the operative Agreement, and all terms and provisions hereof shall be interpreted and construed accordingly.  Any and all notices, requests, demands and other communications required by or otherwise contemplated to be made under this Agreement or Applicable Law shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received; (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to the Company:

ANHUI MEINENG STORE ENERGY SYSTEM CO., LTD.
No. 15 Yangmin Road (N)
Jiujiang Economic Development Zone
Wuhu Anhui  241007
If to Hong Kong Holdco:

Mr. Daniel A. Nordloh
ZBB PowerSav Holdings Limited
N93 W14475 Whittaker Way
Menomonee Falls, WI 53051

with a copy (which copy shall not constitute notice) to:

Mr. Mark Busch
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina, USA 28202

or to such other address or facsimile number as a Party may specify to the other Party from time to time in writing.

9.2 Severability.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect.  In such event, the Parties shall use their respective best efforts to negotiate in good faith a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

9.3 References to this Agreement; Headings.  Unless otherwise indicated, references to sections and exhibits herein are to sections of, and exhibits to, this Agreement.  Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.  The subject headings of the sections of this Agreement are for reference only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.4 Further Assurances.  The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to carry out the provisions of this Agreement.

9.5 No Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party.  The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at anytime performance by the other Party of any of the provisions of this Agreement, shall in no way; be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

9.6 Entire Agreement; Amendments.  The terms and conditions contained in this Agreement and the Related Agreements (including the exhibits hereto and thereto) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof and thereof.  No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

9.7 Assignment.  No Party shall have the right to assign its rights or obligations under this Agreement without the written consent of the other Party.  Any assignment or purported assignment not made in accordance with this Section shall be void and of no force and effect.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

9.8 No Agency.  The Parties are independent contractors.  Nothing contained herein or done in pursuit of this Agreement shall be construed as establishing a partnership, joint venture or similar relationship between the Parties for any purpose whatsoever.

9.9 No Third Party Beneficiaries.  This Agreement is made solely and specifically between and for the benefit of the Parties and their respective successors and assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

9.10 Incidental and Consequential Damages.  No Party will be liable to any other Party under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement.

9.11 Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Management Services Agreement as of the Effective Date.

“Company” Anhui Meineng Store Energy Co., Ltd. /s/ Bradley Hansen	“Hong Kong Holdco” ZBB PowerSav Holdings Limited /s/ Dan Nordloh
By: (Sign) Bradley Hansen	By: (Sign) Dan Nordloh
Name: (Print) CEO, GM	Name: (Print) Officer
Title:	Title:

[Signature Page – Amended and Restated Management Services Agreement]
1

EXHIBIT A

ANHUI MEINENG STORE ENERGY CO., LTD.

ZBB POWERSAV HOLDINGS LIMITED

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

EXHIBIT A
Management Services

This Exhibit is an attachment to, and is incorporated by reference into, that certain AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (the “Agreement”) between ANHUI MEINENG STORE ENERGY CO., LTD. (the “Company”) and ZBB POWERSAV HOLDINGS LIMITED (“Hong Kong Holdco”).  Unless otherwise defined herein, capitalized terms shall have the same meanings as in the main body of the Agreement.

MANAGEMENT SERVICES

Hong Kong Holdco shall provide the following Management Services to the Company, at all times subject to the supervision and direction of the Board and pursuant to contracts of the Company with third parties, as applicable:

(a) provide to the Company, to the extent required, office space, equipment and other facilities and any related services (which will be provided by Hong Kong Holdco’s officers and Hong Kong Holdco Personnel);

(b) manage and coordinate the manufacturing process for the Products and associated material sourcing;

(c) manage design and customer engineering activities, including related problem solving;

(d) establish a technology transfer team to assist with the successful transfer and start-up of technology;

(e) assist the Company in establishing a China supply chain for the production of certain ZBB Products with China origin parts;

(f) assist in the establishment, and expansion, of operations;

(g) provide sales and marketing assistance, including customer support; the establishment, and implementation, of sales plans and talent recruitment;

A-1

(h) provide technical training, technology roadmap generation, operational execution and management guidance;

(i) report to the Board, or to any committee or officers of the Company acting pursuant to the authority of the Board, on a monthly basis or at such other times and in such detail as the Board deems appropriate, in order to enable the Company to determine that (i) the policies, requirements, restrictions and obligations to which the Company is subject are being observed and complied with; (ii) the objectives of the Business Plans are being met and (iii) Hong Kong Holdco’s obligations hereunder are being fulfilled; and

(j) provide any other functions and services as may be requested by the Board in support of the objectives and strategies of the Company, as set forth in the Business Plans, and the fulfillment of its obligations under the Company Documents.

A-2